SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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      ☑ Definitive Proxy Statement

      ☐ Definitive Additional Materials

      ☐ Soliciting Material Pursuant to § 240.14a-12

AMERICA’S CAR-MART, INC.

(Name of Registrant as Specified in Its Charter)

Not applicable
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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AMERICA’S CAR-MART, INC.
1501 Southeast Walton Boulevard, Suite 213
Bentonville, Arkansas 72712

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held
September 29, 2004

To the Holders of Common Stock of
America’s Car-Mart, Inc.

Notice is hereby given that the Annual Meeting of Stockholders of America’s Car-Mart, Inc., a Texas corporation (the “Company”), will be held at the Clarion Hotel, 211 Southeast Walton Boulevard, Bentonville, Arkansas 72712, on Wednesday, September 29, 2004, at 10:00 a.m., local time, for the following purposes:

(1)	To elect five directors to serve for a term of one year and until their successors have been elected and qualified; and

(2)	To conduct such other business as may properly come before the meeting or any adjournment thereof.

      Only stockholders of record as of the close of business on August 20, 2004, will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors.

Tilman J. Falgout, III Chief Executive Officer and General Counsel
August 25, 2004

Your vote is important. Whether or not you plan to attend the meeting in person, you are urged to complete, sign, date and mail the enclosed proxy in the accompanying return envelope to which no postage need be affixed if mailed within the United States.

AMERICA’S CAR-MART, INC.
1501 Southeast Walton Boulevard, Suite 213
Bentonville, Arkansas 72712

Annual Meeting of Stockholders
September 29, 2004

PROXY STATEMENT

      This Proxy Statement, which is first being mailed to stockholders on or about August 27, 2004, is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of America’s Car-Mart, Inc. (the “Company”), for use at the Annual Meeting of Stockholders of the Company to be held at the Clarion Hotel, 211 Southeast Walton Boulevard, Bentonville, Arkansas 72712, on Wednesday, September 29, 2004, at 10:00 a.m., local time, and at any or all adjournments or postponements thereof. The address of the principal executive offices of the Company is 1501 Southeast Walton Boulevard, Suite 213, Bentonville, Arkansas 72712 and the Company’s telephone number is (479) 464-9944.

VOTING

Voting and Revocability of Proxies

      Any person giving a proxy pursuant to this Proxy Statement may revoke it at any time before it is exercised at the Annual Meeting by notifying in writing the Secretary of the Company, Mark D. Slusser, at the address above, prior to the Annual Meeting date. In addition, if the person executing the proxy is present at the Annual Meeting, he may, but need not, revoke the proxy, by notice of such revocation to the Secretary of the Annual Meeting, and vote his shares in person. Proxies in the form enclosed, if duly signed and received in time for voting, and not so revoked, will be voted at the Annual Meeting in accordance with the instructions specified therein. Where no choice is specified, proxies will be voted FOR the election of the nominees for director named herein and, on any other matters presented for a vote, in accordance with the judgment of the persons acting under the proxies.

Return of Proxy Card

      Please complete, sign, date and return the accompanying proxy card promptly in the enclosed addressed envelope, even if you plan to attend the Annual Meeting. Postage need not be affixed to the envelope if mailed in the United States.

      The immediate return of your proxy card will be of great assistance in preparing for the Annual Meeting and is, therefore, urgently requested. If you attend the Annual Meeting and vote in person, your proxy card will not be used.

Record Date and Share Ownership

      Only stockholders of record at the close of business on August 20, 2004 will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. Each share of common stock of the Company issued and outstanding on such record date is entitled to one vote. As of August 20, 2004, the Company had outstanding 7,804,457 shares of common stock.

Expenses of Solicitation

      We will bear the entire cost of the proxy solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy card, and any additional materials furnished to stockholders. Copies of proxy solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. In addition, we may reimburse such persons for their cost of forwarding the solicitation material to such beneficial owners. Solicitation of proxies by mail may be supplemented by one or more of telephone, email, telegram, facsimile or personal solicitation by our directors, officers or regular employees. No additional compensation will be paid for such services. We may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Our costs for such services, if retained, will not be material.

Quorum; Required Vote; Abstentions and Broker Non-Votes

      The presence at the Annual Meeting of the holders of a majority of the outstanding shares of our common stock as of the record date is necessary to constitute a quorum. Stockholders will be counted as present at the meeting if they are present in person at the Annual Meeting or if they have properly submitted a proxy card. A plurality of the votes duly cast is required for the election of directors.

      Any abstaining votes and broker “non-votes” will be counted as present and entitled to vote and therefore will be included for purposes of determining whether a quorum is present at the Annual Meeting. Neither abstentions nor broker “non-votes” will be deemed to be “votes cast.” As a result, broker “non-votes” and abstentions will not be included in the tabulation of the voting results on the election of directors and, therefore, will not have any effect on such votes. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Independence

      Our Board presently consists of five members. For the last fiscal year, our board consisted of six members. On May 4, 2004, Nan R. Smith resigned from the Board. Upon Ms. Smith’s resignation, our Board was reduced from six to five members. The Board has determined that Mr. Carl E. Baggett, Mr. Robert J. Kehl and Mr. John David Simmons have no relationship with our company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and are independent within the rules of the NASDAQ National Market (“NASDAQ”).

Committees of the Board of Directors

      The Board of Directors of the Company presently has a standing Audit Committee and a standing Compensation and Stock Option Committee (the “Compensation Committee”). The Board of Directors does not have a standing nominating committee or any committee performing the function of such a committee.

      Audit Committee. The Audit Committee assists the Board in overseeing our accounting and financial reporting processes and audits of our financial statements. It is directly responsible for the appointment, compensation, retention, and oversight of the work of our registered public accounting firm. It reviews the auditing accountant’s audit of our financial statements and its report thereon, management’s report on our system of internal controls over financial reporting, the auditing accountant’s annual management letter, various other accounting and auditing matters and the independence of the auditing accountants. The Committee reviews and pre-approves all audit and non-audit services performed by our auditing accountants, or other accounting firms, other than as may be allowed by applicable law. It has established procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing matters. The Audit Committee meets with management to review any issues related to matters within the scope of the Audit Committee’s duties.

      The Audit Committee is currently composed of Messrs. Simmons, Kehl and Baggett, each of whom is an “independent director” as such term is defined by the NASD’s listing standards. The Board has determined that Carl E. Baggett is an “audit committee financial expert,” as defined by the rules of the Securities and Exchange Commission (the “SEC”). None of the members of the committee receives any compensation from us other than for service as a member of the Board of Directors and committees of the Board. The Audit Committee held eight meetings during the last fiscal year.

      Compensation Committee. The Compensation Committee is currently composed of Messrs. Simmons, Kehl and Baggett. This Committee recommends compensation levels for executive officers of the Company, and is authorized to consider and make grants of options pursuant to the Company’s 1997 Stock Option Plan and to administer the 1997 Stock Option Plan and the Company’s other stock option plans. The Compensation Committee met once during fiscal 2004.

Compensation Committee Interlocks and Insider Participation

      None of the members of our Compensation Committee is or has been one of our officers or employees. There are no compensation committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Nomination of Directors

      The Board of Directors does not have a separately constituted nominating committee, and consequently has no nominating committee charter. The Board believes that it is appropriate under existing circumstances not to have a separate nominating committee because the Board is comprised of only five existing members, three of whom are “independent” within the meaning of the NASDAQ director independence standards. All members of the Board of Directors participate in the consideration of director nominees. The Board of Directors does not have a formal policy with regard to the consideration of any director candidates recommended by stockholders because the Board believes that it can adequately evaluate any such nominee on a case-by-case basis. However, the Board of Directors would consider for possible nomination qualified nominees recommended by stockholders. Stockholders who wish to propose a qualified nominee for consideration should submit complete information as to the identity and qualifications of that person to the Secretary of the Company at 1501 Southeast Walton Boulevard, Suite 213, Bentonville, Arkansas 72712. See "—Stockholder Proposals for 2005 Annual Meeting” below for information regarding procedures that must be followed by stockholders in order to nominate directors at the 2005 annual meeting. Absent special circumstances, the Board of Directors will continue to nominate qualified incumbent Directors whom the Board of Directors believes will continue to make important contributions to the Board of Directors. The Board generally requires that nominees be persons of sound ethical character, be able to represent all stockholders fairly, have no material conflicts of interest, have demonstrated professional achievement, have meaningful experience and have a general appreciation of the major business issues facing the Company. The Board of Directors does not have a formal process for identifying and evaluating nominees for Director.

Stockholder Communications with the Board

      The Board of Directors has implemented a process for stockholders to send communications to the Board. Any stockholder desiring to communicate with the Board, or with specific individual directors, may do so by writing to the Secretary of the Company at 1501 Southeast Walton Boulevard, Suite 213, Bentonville, Arkansas 72712. The Secretary of the Company has been instructed by the Board to promptly forward all such communications to the Board or such individual directors.

Stockholder Proposals for 2005 Annual Meeting

      Any proposal to be presented at the 2005 Annual Meeting of Stockholders must be received at the principal executive offices of the Company not later than April 29, 2005, directed to the attention of the Secretary, for consideration for inclusion in the Company’s proxy statement and form of proxy relating to that meeting. In connection with next year’s Annual Meeting, if the Company does not receive notice of a matter or proposal to be considered by July 13, 2005, then the persons appointed by the Board of Directors to act as the proxies for such Annual Meeting (named in the form of proxy) will be allowed to use their discretionary voting authority with respect to any such matter or proposal at the Annual Meeting, if such matter or proposal is raised at that Annual Meeting. Any such proposals must comply in all respects with the rules and regulations of the SEC.

Director Compensation

      Effective November 1, 2003, each non-employee director receives a $2,667 monthly retainer. Directors who are also employees of the Company do not receive separate compensation for their services as a director. Pursuant to the 1997 Stock Option Plan, on the first business day of July in each year, each then serving non-employee director of the Company is automatically granted an option to purchase 2,500 shares of common stock, at an exercise price equal to the fair market value of such stock as of the close of business on the date of grant. Options granted under the 1997 Stock Option Plan are exercisable for a period of up to ten years. In the event that a director ceases to be a director of the Company for any reason, options granted to the director will generally expire upon the earlier to occur of (1) the tenth anniversary of the date of grant of the option, or (2) ninety days following the date on which such director ceased to be a director.

Board Members’ Attendance at Board Meetings and Prior Year’s Annual Meeting

      During the Company’s last fiscal year, the Board of Directors held four meetings and took action six times by unanimous written consent. Each incumbent director attended at least 75% of the aggregate number of meetings held by the Board and by the Committees of the Board on which such director served.

      It is the Board’s policy that all directors should attend the Annual Meeting of Stockholders unless unavoidably prevented from doing so by unforeseen circumstances. All of our directors attended the 2003 Annual Meeting of Stockholders.

Code of Ethics

      We have adopted a Code of Business Conduct and Ethics that applies to all employees, including executive officers and directors. A copy of the Company’s Code was filed as Exhibit 14.1 to our Annual Report on Form 10-K for the fiscal year ended April 30, 2004. In the event that we make any amendment to, or grant any waiver from, a provision of the Code that requires disclosure under applicable SEC or NASDAQ rules, we shall disclose such amendment or waiver and the reasons therefor, as required.

PROPOSAL TO BE VOTED ON

Election of Directors

      Pursuant to the Bylaws of the Company, the Board of Directors has set the number of directors for the ensuing year at five, all of whom are proposed to be elected at the Annual Meeting. In the event any nominee is unable or declines to serve as a director at the time of the meeting, the persons named as proxies therein will have discretionary authority to vote the proxies for the election of such person or persons as may be nominated in substitution by the present Board of Directors. Management knows of no current circumstances that would render any nominee named herein unable to accept nomination or election. Directors shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of stockholders at which a quorum is present.

      Members of the Board of Directors are elected annually to serve until the next annual meeting of stockholders and until their successors are elected and qualified.

      The following persons were nominated for election to the Board of Directors in accordance with the process described under “Corporate Governance and Board Matters — Nomination of Directors” and were therefore selected by a majority of independent directors.

      Tilman J. Falgout, III, age 55, has served as Chief Executive Officer of the Company since May 2002 and as General Counsel of the Company since March 1995. Mr. Falgout also served as Executive Vice President of the Company from March 1995 to May 2002. Mr. Falgout has served as Chairman of the Board since May 2004 and as a director since September 1992.

      Carl E. Baggett, age 70, has served as Chairman of the Board of Directors of Arvest Bank in Rogers, Arkansas since 2000. From 1975 until 2000, Mr. Baggett was President and Chief Executive Officer of First National Bank, Rogers, Arkansas. Mr. Baggett has served as a director of the Company since September 2002.

      William H. Henderson, age 41, has served as President of the Company since May 2002. From 1999 until May 2002, Mr. Henderson served as Chief Operating Officer of Car-Mart, the Company’s wholly owned operating subsidiary. From 1992 through 1998, Mr. Henderson served as General Manager of Car-Mart. From 1987 to 1992, Mr. Henderson primarily held the positions of District Manager and Regional Manager at Car-Mart. Mr. Henderson has served as Vice Chairman of the Board since May 2004 and as a director since September 2002.

      Robert J. Kehl, age 69, has been managing his personal investments since 2000. From 1993 to 2000, Mr. Kehl was President of Kehl River Boats, Inc., a riverboat construction firm. From approximately 1965 to 2000, Mr. Kehl was an entrepreneur, starting, developing and operating businesses primarily in the riverboat construction, gaming, riverboat touring and restaurant industries. Mr. Kehl has been a director of the Company since September 1994.

      John David Simmons, age 68, has served as a director of the Company since August 1986. Since 1970, he has been President of Simmons & Associates LLC, a real estate development company, and Management Resources LLC, a management consulting firm.

REPORT OF THE AUDIT COMMITTEE

      In accordance with the written charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During the fiscal year ended April 30, 2004, the Audit Committee met eight times and discussed internal controls, accounting, auditing and financial reporting practices of the Company with the Company’s Chief Financial Officer and the independent auditors and accountants for the Company, Grant Thornton LLP. In discharging its oversight responsibility as to the audit process, each member of the Audit Committee has reviewed the Company’s audited financial statements as of and for the year ended April 30, 2004 and the Audit Committee held one meeting with management and Grant Thornton LLP to discuss the audited financial statements prior to filing the Company’s Annual Report on Form 10-K. The Audit Committee also met with Grant Thornton LLP to discuss the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU § 380) prior to filing the Company’s Annual Report on Form 10-K.

      The Audit Committee has received and reviewed the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Grant Thornton LLP its independence in connection with its audit of the Company’s financial statements for the year ended April 30, 2004. The Audit Committee has also considered whether Grant Thornton LLP’s provision of non-audit services to the Company is compatible with maintaining such firm’s independence with respect to the Company and has determined that the provision of certain non-audit services is consistent with and compatible with Grant Thornton LLP maintaining its independence. See “Principal Accountant Fees and Services.” Based upon the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended April 30, 2004.

Respectfully submitted,
John David Simmons	Carl E. Baggett	Robert J. Kehl

The information in the foregoing Report of the Audit Committee shall not be deemed to be soliciting material, or be filed with the SEC or subject to Regulation 14A or 14C or to liabilities of Section 18 of the Exchange Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that the Company specifically incorporates these paragraphs by reference into such filing.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors of the Company recommends compensation levels for the executive officers of the Company, including the Chief Executive Officer, and is authorized to consider and make grants of options pursuant to the Company’s 1997 Stock Option Plan and to administer the 1997 Stock Option Plan and the Company’s other option plans. It is the Committee’s responsibility to review and make recommendations to the Board of Directors with respect to compensation of officers of the Company. In formulating its compensation policies and decisions, the Committee endeavors to provide a competitive compensation package that enables the Company to attract and retain key executives and to integrate compensation programs with the Company’s annual and long-term business strategies and objectives and focus executive actions on the fulfillment of the objectives. The Compensation Committee met once during fiscal 2004.

      The Company’s executive compensation program generally consists of base salary and annual incentive compensation through the payment of cash bonuses. Stock options are also occasionally utilized in order to align executives’ interests more closely with the interests of the stockholders of the Company. During the fiscal year ended April 30, 2004, Mr. Falgout, the Company’s Chief Executive Officer, received a base salary of $300,000 and a bonus of $75,000. The Compensation Committee established Mr. Falgout’s salary and bonus taking into consideration (i) the Company’s recent operating results, (ii) the Company’s growth, (iii) the increase in the Company’s market capitalization, and (iv) the compensation levels paid to chief executive officers of other public companies of comparable size. For fiscal 2004, Mr. Falgout’s salary and bonus increased to $375,000 from $300,000 in fiscal 2003, an increase of 25%. During the same period, the Company’s revenues and income from continuing operations increased 14% and 15%, respectively. Further, from the end of fiscal 2003 to the end of fiscal 2004, the Company’s market capitalization increased approximately 86%.

      The Compensation Committee takes action from time to time, based upon guidelines and recommendations provided by the Board of Directors, to provide additional incentive compensation to the executive officers and other employees through the award of stock options under the Company’s existing stock option plan. During the year ended April 30, 2004, no options were granted to Mr. Falgout or any other executive officer of the Company.

      The Company’s future compensation policies will be developed in light of the Company’s financial position and results of operations and with the goal of rewarding members of management for their contributions to the Company’s success.

Respectfully submitted,
John David Simmons	Carl E. Baggett	Robert J. Kehl

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Report of the Compensation Committee on Executive Compensation shall not be incorporated by reference into any such filings.

EXECUTIVE COMPENSATION

      The following table sets forth the compensation paid or accrued by the Company to or on behalf of the Company’s executive officers for the years ended April 30, 2004, 2003 and 2002:

				Long-Term	All Other
		Annual Compensation		Compensation	Compensation(1)
Name and				Stock
Principal Position	Fiscal Year	Salary	Bonus	Options
Nan R. Smith(2)	2004	$170,500	$158,044	—	$3,220
Chairman of the Board	2003	120,000	200,000	—	381,006	(3)
	2002	120,000	165,418	23,750	264,207	(3)
Tilman J. Falgout, III	2004	$300,000	$75,000	—	$7,780
Chief Executive Officer	2003	300,000	—	20,000	830,011	(4)
and General Counsel	2002	277,083	84,000	—	10,091
William H. Henderson	2004	$225,000	$158,044	—	$7,138
President	2003	175,000	—	—	344,500	(3)
	2002	72,000	60,628	21,500	236,817	(3)
Mark D. Slusser	2004	$245,000	$79,022	—	$4,502
Chief Financial Officer	2003	200,000	140,749	30,000	529,284	(5)
and Secretary	2002	177,083	—	—	7,675
Eddie L. Hight	2004	$150,000	$79,022	—	$6,235
Chief Operating Officer	2003	140,000	411	—	212,300	(3)
	2002	102,000	395	13,250	146,813	(3)

(1)	These amounts include contributions to the Company’s 401(k) Plan and payment of disability insurance premiums as follows:

	Ms. Smith	Mr. Falgout	Mr. Henderson	Mr. Slusser	Mr. Hight
Disability Insurance
2004	—	$5,011	—	—	—
2003	—	5,011	—	$2,284	—
2002	—	4,841	—	2,206	—
401(k) Plan
2004	$3,220	$2,769	$7,138	$4,502	$6,235
2003	5,708	2,750	3,804	3,750	3,387
2002	5,453	5,250	1,920	5,469	2,775

(2)	Nan R. Smith resigned as Chairman of the Board on May 4, 2004.

(3)	Includes the following amounts paid in cash or shares of America’s Car-Mart, Inc., a subsidiary of the Company (“Car-Mart”), pursuant to an incentive program established by the Company in connection with its acquisition of a majority interest in Car-Mart in 1999: Ms. Smith, $375,298 and $258,754 for the years ended April 30, 2003 and 2002, respectively; Mr. Henderson, $340,696 and $234,897 for the years ended April 30, 2003 and 2002, respectively; and Mr. Hight, $208,913 and $144,038 for the years ended April 30, 2003 and 2002, respectively. In March 2002, the Company acquired all of the remaining issued and outstanding shares of common stock of Car-Mart, and the incentive program has been terminated.

(4)	Includes payments in the amount of $822,250 under a severance agreement that was triggered in October 2001 in connection with the Company’s decision to sell all of its subsidiaries and investments except Car-Mart, and relocate its corporate headquarters to Bentonville, Arkansas. As of April 30, 2003, all obligations under the severance agreement were paid in full.

(5)	Includes payments in the amount of $523,250 under a severance agreement that was triggered in October 2001 in connection with the Company’s decision to sell all of its subsidiaries and investments except Car-Mart, and relocate its corporate headquarters to Bentonville, Arkansas. As of April 30, 2003 all obligations under the severance agreement were paid in full.

Stock Option Plan

      In July 1997, the Board of Directors adopted the Company’s 1997 Stock Option Plan which was subsequently approved by the stockholders at the 1997 Annual Meeting (the “1997 Plan”). During the fiscal year ended April 30, 2004, no stock options were granted to the Company’s executive officers.

      The following table provides certain information concerning each exercise of stock options under the Company’s stock option plans during the fiscal year ended April 30, 2004 by the Company’s executive officers, and the fiscal year-end value of unexercised options held by such persons under the Company’s stock option plans:

Value of
			Number of	Unexercised Options
			Unexercised Options	at Fiscal
			at Fiscal Year-End	Year-End
	Shares		Exercisable/	Exercisable/
Name	Acquired on Exercise	Value Realized(1)	Unexercisable	Unexercisable(2)
Nan R. Smith(3)	—	—	23,750/0	$382,613 / $—
Tilman J. Falgout, III	88,068	$1,766,152	211,932/0	$4,319,487 / $—
William H. Henderson	—	—	21,500/0	$346,365 / $—
Mark D. Slusser	136,900	$2,794,620	37,500/10,000	$558,000 / $204,900
Eddie L. Hight	—	—	13,250/0	$213,458 / $—

(1)	Calculated as the amount by which the aggregate fair market value of the optioned shares exceeds the aggregate exercise price on the date of exercise.

(2)	Calculated as the excess of the market value of the Company’s common stock on April 30, 2004 ($25.99 per share) over the exercise price, times the number of optioned shares. The actual value, if any, an executive may realize will depend upon the amount by which the market price of the Company’s common stock exceeds the exercise price when the options are exercised.

(3)	Nan R. Smith resigned as Chairman of the Board on May 4, 2004.

Employment Agreements

      Effective May 1, 2003, the Company entered into a three-year employment agreement with each of William H. Henderson, the Company’s President, and Eddie L. Hight, the Company’s Chief Operating Officer. The agreement with Mr. Henderson provides that he shall be entitled to receive a base salary of $225,000 and a bonus equal to 1.0% of the Company’s net income. Mr. Hight’s agreement provides for a base salary of $150,000 and a bonus of 0.5% of the Company’s net income. Each of the agreements provides that following a change in control of the Company, the executive shall be entitled to receive severance pay if his employment is terminated. Such severance pay shall be equal to 2.99 times the executive’s annual base salary if the executive’s employment is terminated by the Company, and 1.0 times the executive’s annual base salary if the executive chooses to terminate his employment.

EQUITY COMPENSATION PLAN INFORMATION

      The following table summarizes information as of April 30, 2004 regarding the Company’s common stock reserved for issuance under the Company’s 1997 Stock Option Plan and another plan that has expired but still contains outstanding stock options. The Company’s stock option plans are its only equity compensation plans and all of the plans have been approved by the stockholders of the Company.

Number of
Securities
Remaining Available
for Future Issuance
Under the Stock
	Number of		Option Plans
	Securities to be		(Excluding
	Issued Upon	Weighted-Average	Securities
	Exercise of	Exercise Price of	Reflected in Column
	Outstanding Options	Outstanding Options	(a))
Plan Category	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders	338,927	$7.44	77,745

OWNERSHIP OF COMMON STOCK

      The following table sets forth certain information as of July 31, 2004, with respect to ownership of the outstanding common stock of the Company by (i) all persons known to the Company to own beneficially more than five percent of the Company’s outstanding common stock, (ii) each of our directors, (iii) our Chief Executive Officer and each of the four other most highly compensated executive officers for the last fiscal year, and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares owned by him or her.

	Number of Shares		Percent
Name	Beneficially Owned		of Class
Robert J. Kehl	906,363	(1)	11.6%
Tilman J. Falgout, III	742,590	(2)	9.3%
William M. Sams	600,000	(3)	7.7%
Mark D. Slusser	118,100	(4)	1.5%
Nan R. Smith(5)	59,937	(6)	*
William H. Henderson	65,678	(7)	*
Eddie L. Hight	39,783	(8)	*
John David Simmons	31,463	(9)	*
Carl E. Baggett	5,600	(10)	*
All Directors and Executive Officers as a Group (8 persons)(11)	1,969,514	(12)	24.4%

*	Less than 1%.

(1)	Includes 428,029 shares held by Mr. Kehl’s wife and 7,500 shares subject to presently exercisable stock options. Mr. Kehl’s address is 780 Mount Carmel, Dubuque, Iowa 52003.

(2)	Includes 201,932 shares subject to presently exercisable stock options and 400,000 shares held in a corporation controlled by Mr. Falgout. Mr. Falgout’s address is 251 O’Connor Ridge Blvd., Suite 100, Irving, Texas 75038.

(3)	This information is based solely on a Schedule 13G/A filed with the SEC on February 3, 2004. According to the Schedule 13G/A, Mr. Sams’ address is 326 Mantlebrook Drive, DeSoto, TX 75115.

(4)	Includes 25,000 shares subject to presently exercisable stock options.

(5)	Ms. Smith resigned as Chairman of the Board on May 4, 2004.

(6)	Includes 500 shares held by Ms. Smith’s husband.

(7)	Includes 21,500 shares subject to presently exercisable stock options.

(8)	Includes 13,250 shares subject to presently exercisable stock options.

(9)	Includes 7,500 shares subject to presently exercisable stock options.

(10)	Includes 5,000 shares subject to presently exercisable stock options.

(11)	Includes Ms. Smith, who is no longer a director or executive officer of the Company.

(12)	Includes 281,682 shares subject to presently exercisable stock options.

      See “Equity Compensation Plan Information” above for certain information regarding common stock reserved for issuance under the Company’s stock option plans.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires the Company’s directors, certain officers, and persons who own more than 10% of the outstanding common stock of the Company to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms or written representations from certain reporting persons, during the year ended April 30, 2004, all Section 16(a) filing requirements applicable to the directors, officers and greater than 10% stockholders were complied with by such persons, except as hereinafter described. Mr. Slusser filed one Form 4 late relating to one option exercise. Mr. Baggett filed one Form 4 late relating to one purchase of common stock. Mr. Kehl filed one Form 4 late relating to a series of five sales of common stock by his wife. Mr. Falgout filed one Form 4 late relating to one sale of common stock. All of the Form 4s were subsequently filed.

RELATED PARTY TRANSACTIONS

      For the fiscal year ended April 30, 2004, the Company paid Dynamic Enterprises, Inc. (“Dynamic”) approximately $225,000 for the lease of six dealership locations. Nan R. Smith, the Company’s previous Chairman, is also an officer of Dynamic.

STOCKHOLDER RETURN PERFORMANCE GRAPH

      Set forth below is a line graph comparing the fiscal year end percentage change in the cumulative total stockholder return on the Company’s common stock to (i) the cumulative total return of the Nasdaq Market Index (U.S. companies), and (ii) the Coredata Group 744 Index — Auto Dealerships (“Automobile Index”), for the period of five fiscal years commencing on May 1, 1999 and ending on April 30, 2004. The graph assumes that the value of the investment in the Company’s common stock and each index was $100 on May 1, 1999.

Comparison of Five-Year Cumulative Total Returns
Performance Graph for America’s Car-Mart, Inc.

[Graph]

	4/30/99	4/28/00	4/30/01	4/30/02	4/30/03	4/30/04
America’s Car-Mart, Inc.	100.0	91.30	68.68	233.04	260.87	452.00
Automobile Index	100.0	66.30	80.02	143.48	102.28	137.74
Nasdaq Market Index (U.S. Companies)	100.0	162.39	90.87	71.57	61.32	83.41

      The dollar value at April 30, 2004 of $100 invested in the Company’s common stock on May 1, 1999 was $452.00, compared to $137.74 for the Automobile Index described above and $83.41 for the Nasdaq Market Index (U.S. Companies).

PRINCIPAL ACCOUNTANT FEES AND SERVICES

      Grant Thornton LLP served as the Company’s independent auditors for the fiscal year ended April 30, 2004. The Company has not as yet executed an engagement letter with respect to the audit of the Company’s financial statements for the fiscal year ending April 30, 2005, but expects to do so in due course. Historically, the Company and Grant Thornton LLP have executed an engagement letter near the end of the fiscal year being audited. That engagement letter also covers quarterly reviews for the first three fiscal quarters in the subsequent fiscal year.

      A representative of Grant Thornton LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions that stockholders may have. The Company knows of no direct or indirect material financial interest or relationship that members of this firm have with the Company.

Audit Fees

      The aggregate fees billed by Grant Thornton LLP for professional services rendered for the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K, the audit of the Company’s 401(k) plan, and the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q totaled $154,189 for the fiscal year ended April 30, 2004 and $138,450 for the fiscal year ended April 30, 2003.

Audit-Related Fees

      The aggregate fees billed by Grant Thornton LLP related to assurance and related services for the performance of the audit or review of the Company’s financial statements totaled $2,138 for the fiscal year ended April 30, 2004 and $0 for the fiscal year ended April 30, 2003.

Tax Fees

      The aggregate fees billed by Grant Thornton LLP for professional services rendered for tax compliance, tax advice or tax planning totaled $6,260 for the fiscal year ended April 30, 2004 and $6,630 for the fiscal year ended April 30, 2003.

All Other Fees

      The aggregate of all other fees for services provided by Grant Thornton LLP were $2,250 for the fiscal year ended April 30, 2004 which related to assistance in responding to a regulatory review letter, and $1,030 for the fiscal year ended April 30, 2003 relating to research of the accounting treatment of a proposed transaction.

      The Audit Committee of the Board of Directors has considered whether the provision of non-audit services by Grant Thornton LLP to the Company is compatible with maintaining such firm’s independence with respect to the Company and has determined that the provision of the specified non-audit services is consistent with and compatible with Grant Thornton LLP maintaining its independence. See also “Report of the Audit Committee.”

Policy on Audit Committee Pre-Approval of Services of Independent Auditors

      The Audit Committee has established policies and procedures regarding pre-approval of all services provided by the independent auditor. The Audit Committee will annually review and pre-approve the services that may be provided by the independent auditor without obtaining specific pre-approval from the Audit Committee. Unless a type of service has received general pre-approval, it requires specific pre-approval by the Audit Committee if it is to be provided by the independent auditor. During the fiscal year ended April 30, 2004, the Audit Committee pre-approved all audit and permitted non-audit services that were provided to the Company by the independent auditors.

OTHER MATTERS

Annual Report on Form 10-K and Financial Statements

      The Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2004, as filed with the SEC, is available to stockholders who make written request therefor to the Secretary of the Company, Mark D. Slusser, at the offices of the Company, 1501 Southeast Walton Boulevard, Suite 213, Bentonville, Arkansas 72712. Copies of exhibits filed with that report or referenced therein will be furnished to stockholders of record upon request and payment of the Company’s expenses in furnishing such documents. Our Annual Report on Form 10-K (including exhibits thereto) and this proxy statement are also available by following the link on our website at www.car-mart.com under the “SEC Filings” section which is under the “Investor Relations” section.

Other Business

      Management does not know of any matter to be brought before the meeting other than those referred to above. If any other matter properly comes before the meeting, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

By Order of the Board of Directors.

Tilman J. Falgout, III
Chief Executive Officer and General
Counsel

August 25, 2004

This Proxy is solicited on behalf of the Board of Directors
of
AMERICA’S CAR-MART, INC.

     The undersigned stockholder(s) of America’s Car-Mart, Inc., a Texas corporation (the “Company”), hereby appoints Tilman J. Falgout, III and Mark D. Slusser, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of America’s Car-Mart, Inc. to be held on September 29, 2004 at 10:00 a.m. local time at the Clarion Hotel, 211 Southeast Walton Boulevard, Bentonville, Arkansas 72712, to vote the shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

(1)	To elect five directors for a term of one year and until their successors are elected and qualified:

☐	FOR all nominees listed below (except as indicated to the contrary below)

☐	AGAINST AUTHORITY to vote for all nominees

Tilman J. Falgout, III John David Simmons Robert J. Kehl	William H. Henderson Carl E. Baggett

     If you wish to withhold authority to vote for any individual nominee(s), write the name(s) on the line below:

(2)	In their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or postponement thereof.

     PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY. This proxy, when properly executed, will be voted in accordance with directions given by the undersigned stockholder. If no direction is made, it will be voted FOR Proposal 1 and as the proxies deem advisable on such other matters as may come before the meeting.

Date:

Signature

Signature

(This Proxy should be marked, dated, and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)